Exhibit 10.22A

AMENDMENT ONE

UNITED SECURITY BANCSHARES, INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

WITNESSETH:

WHEREAS, United Security Bancshares, Inc. (the “Holding Company”) hereto established a nonqualified deferred compensation plan known as the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”);

WHEREAS, the American Jobs Creation Act of 2004 created new Internal Revenue Code Section 409A (“Code Section 409A”), which imposes documentary and operational requirements on non-qualified deferred compensation arrangements;

WHEREAS, amounts deferred under the Plan meet the definition of “nonqualified deferred compensation” as set forth in Code Section 409A; and

WHEREAS, the Holding Company desires to amend the Plan as set forth herein to ensure that the Plan document and amounts paid thereunder satisfy the requirements of Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.

NOW, THEREFORE, the Holding Company, in accordance with the provisions of the Plan pertaining to amendments thereof, hereby amends the Plan, effective as of January 1, 2009, as follows:

1. Section 2.6 of the Plan is hereby amended and restated in its entirety to read as follows:

“Section 2.6 ‘Deferral Termination Date’ shall mean the date a Participant’s termination of his or her directorship constitutes a ‘separation from service’ within the meaning of Treas. Reg. Section 1.409A-1(h) or any successor provision or guidance issued thereunder.”

2. Section 4.2(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) Subsequent to the initial election by a Participant described in Section 4.1, the Committee, in its sole discretion, may authorize a Participant to extend the form of payment beyond that originally elected by the Participant pursuant to Section 4.1. Such subsequent election to extend the form of payment (i) may not take effect until at least twelve (12) months after the date on which the subsequent election is made, (ii) must further defer the payment not less than five (5) years from the date such payment would otherwise have been made, (iii) may not be made less than twelve (12) months prior to the date of the first scheduled payment, and (iv) may not otherwise accelerate the payment, except as provided in Internal Revenue Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder) (“Section 409A”). For purposes of a subsequent election to extend the form of payment, any installment payments shall be treated as a single payment beginning on the date of the first installment.”

3. Section 5.2(a) of the Plan is hereby amended by replacing the reference to “Section 4.1” therein with “Article IV.”

4. Section 6.5(a) of the Plan is hereby amended by replacing the reference to “Section 4.1” therein with “Article IV.”

5. Article VIII of the Plan is hereby amended and restated in its entirety to read as follows:

“The Board of Directors may terminate the Plan at any time. The termination of the Plan shall not cause any amounts allocated to a Participant’s Deferred Compensation Account or Stock Equivalents Account, as applicable, to be distributed to a Participant, rather, after such termination, distributions shall be made in the manner and at the time prescribed in Section 5.2 or Section 6.5, as applicable; provided, however, notwithstanding the foregoing or as otherwise provided herein, if the Board of Directors terminates the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix) and any guidance issued thereunder, the Holding Company shall distribute in lump sums the amounts allocated to Participants’ Deferred Compensation Accounts and Stock Equivalents Accounts, determined as of the date of the termination of the Plan.”

6. Article IX of the Plan is hereby amended by inserting the following as the last sentence therein:

“Notwithstanding the foregoing, the Board of Directors may amend the Plan at any time to comply with legislative changes or tax laws, including without limitation Section 409A.”

7. Article X of the Plan is hereby amended by inserting the following as the last Section therein:

“Section 10.6 Internal Revenue Code Section 409A Compliance. The Plan is intended to comply with Section 409A. Payments made hereunder that are subject to Section 409A may not be accelerated or delayed, except as specifically allowed under Section 409A. Notwithstanding any provision in the Plan to the contrary, in the event a Participant is a ‘specified employee’ (as defined in Section 409A), payments otherwise payable to the Participant within the first six (6) months following a ‘separation from service’ (as defined in Section 409A) shall not commence until the earlier of (a) the lapse of six (6) months after the ‘separation from service,’ or (b) the date of the Participant’s death. Furthermore, the first six (6) months of any such payments of deferred compensation that are required to be paid in installments shall be paid at the beginning of the seventh month following the Participant’s separation from service. All remaining installment payments shall be paid as would ordinarily have been paid under the provisions of the Plan.”

8. All other terms, conditions, and provisions not herein modified shall remain in full force and effect.

IN WITNESS WHEREOF, United Security Bancshares, Inc. has caused this Amendment One to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan to be executed its duly authorized officer as of the 18th day of December, 2008.

UNITED SECURITY BANCSHARES, INC.

By:	/s/ Larry M. Sellers

Name:	Larry M. Sellers

Its:	Vice President